Exhibit 99.1
Nextdoor Reports Third Quarter 2026 Results
Delivered Q3 Results Ahead of Guidance
Drove Third Consecutive Quarter of Sequential Platform WAU Growth
Improved Net Loss Margin 18 Points and Adjusted EBITDA Margin 7 Points Year Over Year

SAN FRANCISCO, CA, November 5, 2026 — Nextdoor Holdings, Inc. (Nasdaq: NXDR), the essential neighborhood network, today announced results for the third quarter ended September 30, 2026.

Nextdoor's highlighted metrics for the third quarter ended September 30, 2026 include:

•Revenue of $79 million increased 14% year-over-year.
•Platform Weekly Active Users (Platform WAU) of 24.5 million increased 14% year-over-year.
•Net loss was less than $1 million, compared to a net loss of $13 million in the year-ago period.
•Adjusted EBITDA was $10 million, compared to $4 million in the year-ago period, reflecting 7 percentage points of year-over-year margin improvement.
•Cash, cash equivalents, and marketable securities were $382 million as of September 30, 2026.

"Q3 was another record quarter for Nextdoor, and the strongest proof yet that our transformation is well underway,” said Nextdoor CEO and Co-Founder Nirav Tolia. “Platform WAU grew for the third straight quarter to 24.5 million, revenue grew 14%, and our net loss narrowed to less than $1 million from $13 million a year ago. This progress comes from hundreds of improvements that compound on one another, and from a team that kept building long before the numbers confirmed it. In a world where more of the internet is becoming synthetic, what becomes scarce is real people, verified to a real place, helping one another. We’re carrying this momentum into the fourth quarter and beyond."

"Q3 was a strong quarter of steady progress, with Adjusted EBITDA above our guidance range and Adjusted EBITDA margin up 7 points from a year ago,” said Nextdoor CFO Indrajit Ponnambalam. “Our fourth quarter outlook puts full-year revenue growth in line with the low-teens range we provided last quarter. And with $28 million of operating cash flow so far this year, we’re able to keep investing in the business while opportunistically returning capital to shareholders through our buyback.”

For more detailed information on our operating and financial results for the third quarter ended September 30, 2026, please reference our Nextdoor Investor Update posted to our Investor Relations website located at investors.nextdoor.com.

Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Revenue	$78,771	$68,898	$214,994	$188,167
Loss from operations	$(4,199)	$(17,229)	$(25,195)	$(64,518)
Net loss	$(659)	$(12,857)	$(14,198)	$(50,171)
Adjusted EBITDA(1)	$10,303	$4,385	$19,645	$(7,020)
(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA for the periods presented above:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net loss	$(659)	$(12,857)	$(14,198)	$(50,171)
Depreciation and amortization	338	475	1,023	1,533
Stock-based compensation	14,348	16,600	43,983	50,798
Interest income	(3,831)	(4,624)	(11,701)	(14,380)
Provision for income taxes	107	131	538	540
Restructuring charges	—	4,660	—	4,660
Adjusted EBITDA	$10,303	$4,385	$19,645	$(7,020)

Net loss % Margin	(1)%	(19)%	(7)%	(27)%
Adjusted EBITDA % Margin	13%	6%	9%	(4)%

2026 Outlook

Fourth Quarter
Revenue	$78M to $80M
Adjusted EBITDA	$10M to $11M

Full Year
Revenue	$293M to $295M
Adjusted EBITDA	$30M to $31M

Nextdoor will host a conference call at 5:30 a.m. PT/8:30 a.m. ET on November 5, 2026 to discuss these results and outlook. A live webcast of our third quarter 2026 earnings call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website located at investors.nextdoor.com. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (x.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Nirav Tolia’s LinkedIn posts (linkedin.com/in/niravtolia/) and X posts (x.com/niravtolia) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

We have not reconciled our Adjusted EBITDA outlook to GAAP net loss because certain items that impact GAAP net loss are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2026 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of Adjusted EBITDA outlook to net loss is not available without unreasonable efforts.

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA margin, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, Adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, restructuring charges and acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense (if any), or the cash requirements necessary to service interest or principal payments on debt (if any), which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us.

The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (Nasdaq: NXDR) is the essential neighborhood network for over 110 million verified neighbors, offering trusted local news, real-time safety alerts, neighbor recommendations, for sale and free listings, and events. Nextdoor connects neighbors to the people, places, and information that matter most in their local communities. In addition, businesses, news publishers, and public agencies use Nextdoor to share important information and engage with neighborhoods at scale. Download the app or join the neighborhood at nextdoor.com. For more information and media assets, visit nextdoor.com/newsroom.
Safe Harbor Statement

This press release contains forward-looking statements regarding our future business expectations, including statements regarding projected financial results. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, as more fully detailed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, expected to be filed with the Securities and Exchange Commission (“SEC”) on November 5, 2026, and our other SEC filings, which are or will be available on the Investor Relations page of our website at investors.nextdoor.com and on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this press release.

Contacts
Investor Relations:
Colin Bourland
ir@nextdoor.com
or visit investors.nextdoor.com

Media Relations:

Kelsey Grady
press@nextdoor.com